LICENSE AGREEMENT

         LICENSE AGREEMENT, dated as of September 10, 2008 (the "Commencement Date"), by and between J-NET GLOBAL INDEXES, LLC ("J-NET"), a New York limited liability company, having an office at 267 Fifth Avenue, 6th Floor, New York, New York 10016, and VAN KAMPEN FUNDS INC. ("Licensee"), a Delaware corporation, having an office at 522 Fifth Avenue, New York, New York 10036.

         WHEREAS, J-NET compiles, calculates, maintains and owns rights in and to a number of index(es) of the prices of various securities of companies, listed hereto in Exhibit A, and to the proprietary data therein contained (such rights being hereinafter individually and collectively referred to as the "J-NET Index(es)"); and

         WHEREAS, J-NET uses in commerce and owns trade name and service mark rights to the designations "J-NET Global Indexes, LLCSM", "Janney Water IndexSM", "Janney Water Tech IndexSM", "Janney Water Works IndexSM", in connection with the J-NET Index(es) (such rights being hereinafter individually and collectively referred to as the "J-NET Marks"); and

         WHEREAS, Licensee and any Affiliate companies of Licensee (as provided in Subsection 12(a) hereof) wish to use the J-NET Index(es) as a component of the product or products described in Exhibit B attached hereto and made a part hereof (individually and collectively referred to as the "Product(s)"); and

         WHEREAS, Licensee wishes to use the J-NET Marks in connection with the issuance, marketing and/or promotion of the Product(s) and in connection with making disclosure about the Product(s) under applicable law, rules and regulations in order to indicate that J-NET is the source of the J-NET Index(es); and

         WHEREAS, Licensee wishes to obtain J-NET's authorization to use the J-NET Index(es) and the J-NET Marks in connection with the Product(s) pursuant to the terms and conditions hereinafter set forth.

         NOW, THEREFORE, the parties hereto agree as follows:

1.       Grant of License.
         ----------------

(a) Subject to the terms and conditions of this Agreement, J-NET hereby grants to Licensee a non-transferable, non-exclusive license in the U.S. (i) to use the J-NET Index(es) as a component of the Product(s) to be marketed and/or promoted by Licensee and (ii) to use and refer to the J-NET Marks in connection with the distribution, marketing and promotion of the Product(s) (including in the name of the Product(s)) and in connection with making such disclosure about the Product(s) as Licensee deems necessary or desirable under any applicable law, rules, regulations or provisions of this Agreement, but, in each case, only to the extent necessary to indicate the source of the J-NET Index(es). Each of the J-NET Marks shall be used in its entirety. It is expressly agreed and understood by Licensee that no rights to use the J-NET Index(es) and the J-NET Marks are granted hereunder other than those specifically described and expressly granted herein.

(b) J-NET agrees that no person or entity (other than Licensee) shall need to obtain a license from J-NET with respect to the Product(s). The license herein granted shall not transfer to Licensee any legal or beneficial property rights whatsoever to the J-NET Marks or the goodwill now associated or which will become associated therewith.

(c) Except as provided in Section 12 of this Agreement, no sublicensing of Licensee's rights hereunder, even partial, shall occur, without the prior written consent of J-NET, which consent may be granted or withheld in J-NET's sole and absolute discretion.

(d) If in the future Licensee wishes to use the J-NET Index(es) and/or J-NET Marks as the basis for an investment fund or other product or vehicle that is different than the Product(s), any such use shall be subject to a separate license from J-NET that is reflected in a written amendment or addendum to this Agreement, or in a separate written agreement between the parties on terms mutually agreed on by the parties.

2.       Term.
         ----

         Unless terminated earlier pursuant to Section 4 hereof, the term of this Agreement shall commence on the Commencement Date and shall continue in effect thereafter for a period of two (2) years from the date hereof. Thereafter, it shall automatically renew for successive renewal terms of one (1) year each, unless Licensee provides to J-NET at least sixty (60) days prior written notice of its intention not to renew this Agreement effective upon expiration of the then-current term or renewal term.

3.       License Fees.
         ------------

(a) Licensee shall pay to J-NET the license fees ("License Fees") specified and provide the data called for in Exhibit C, attached hereto and made a part hereof.

(b) During the term of this Agreement and for a period of one (1) year after its termination, J-NET shall have the right once per year, during normal business hours and upon reasonable notice to Licensee, to examine or audit on a confidential basis the relevant books, records and all other documents and materials in the possession or under the control of Licensee with respect to the subject matter and terms of this Agreement, pertaining to the prior year, and shall have free and full access thereto and permission to make copies and/or extracts therefrom in order to determine whether License Fees have been accurately calculated. The costs of such audit shall be borne by J-NET.

4.       Termination.
         -----------

(a) At any time during the term of this Agreement, either party may give the other party thirty (30) days prior written notice of termination if the terminating party believes in good faith that material damage or harm is occurring to the reputation or goodwill of that party by reason of its continued performance hereunder, and such notice shall be effective on the date of such termination, unless the other party shall correct the condition causing such damage or harm within the notice period.

(b) In the case of breach of any of the material terms or conditions of this Agreement by either party, the other party may terminate this Agreement by giving thirty (30) days prior written notice of its intent to terminate, and such notice shall be effective on the date specified therein for such termination unless the breaching party shall correct such breach within the notice period.

(c) Termination of this Agreement and the license herein granted shall be without prejudice to any rights or remedies which J-NET may otherwise have against Licensee. The exercise or failure to exercise the aforementioned right of termination shall in no way be considered a waiver by J-NET of any of its legal rights and remedies.

(d) (i) J-NET shall have the right, in its sole discretion, to cease compilation and publication of the J-NET Index(es) and, in such event, to terminate this Agreement if J-NET does not offer a replacement or substitute J-NET Index. In the event that J-NET intends to discontinue the J-NET Index(es), J-NET shall use commercially reasonable efforts to give Licensee at least sixty (60) days written notice prior to such discontinuance, which notice shall specify whether a replacement or substitute J-NET Index will be made available.

(ii) Licensee shall have the option hereunder within sixty (60) days after receiving such written notice from J-NET to notify J-NET in writing of its intent to use the replacement or substitute J-NET Index, if any, under the terms of this Agreement. In the event that Licensee does not exercise such option or no substitute or replacement J-NET Index is made available, this Agreement shall be terminated as of the date specified in the J-NET notice and the License Fees to the date of such termination shall be computed as provided in Subsection 4(g).

(e) Licensee may terminate this Agreement upon sixty (60) days (or upon such lesser period of time if required pursuant to a court order) prior written notice to J-NET if (i) Licensee is informed of the final adoption of any legislation or regulation or the issuance of any interpretation that in Licensee's reasonable judgment materially impairs Licensee's ability to market and/or promote the Product(s); (ii) any material litigation or proceeding of any kind regarding the Product(s) is threatened or commenced; or (iii) Licensee elects to terminate the public offering or other distribution of the Product(s), as may be applicable. In such event the License Fees to the date of such termination shall be computed as provided in Subsection 4(g).

(f) J-NET may terminate this Agreement upon sixty (60) days (or upon such lesser period of time if required pursuant to a court order) prior written notice to Licensee if (i) J-NET is informed of the final adoption of any legislation or regulation or the issuance of any interpretation that in J-NET's reasonable judgment materially impairs J-NET's ability to license and provide the J-NET Index(es) and J-NET Marks under this Agreement in connection with such Product(s); or (ii) any litigation or proceeding is threatened or commenced and J-NET reasonably believes that such litigation or proceeding would have a material and adverse effect upon the J-NET Marks and/or the J-NET Index(es) or upon the ability of J-NET to perform under this Agreement. In such event the License Fees to the date of such termination shall be computed as provided in Subsection 4(g).

(g) In the event of termination of this Agreement, the License Fees to the date of such termination shall be computed by prorating the amount of the applicable License Fees shown in Exhibit C on the basis of the number of elapsed days in the current term.

(h) Upon termination of this Agreement, Licensee shall cease to use the J-NET Index(es) and the J-NET Marks in connection with the Product(s); provided that if the Agreement terminates pursuant to Section 2 or is terminated pursuant to
Section 4(d) above the license granted herein with respect to a particular Product shall continue until the later to occur of the termination of this Agreement or the scheduled mandatory termination date of such Product and Licensee shall remain obligated to pay the applicable License Fees related to such Product for the remaining term of such Product.

5.       J-NET's Obligations.
         -------------------

(a) J-NET shall not and is in no way obliged to engage in any marketing or promotional activities in connection with the Product(s) or in making any representation or statement to investors or prospective investors in connection with the promotion by Licensee of the Product(s).

(b) J-NET agrees to provide reasonable support for Licensee's development and educational efforts with respect to the Product(s) as follows: (i) J-NET shall provide Licensee, upon request but subject to any agreements of confidentiality with respect thereto, copies of the results of any marketing research conducted by or on behalf of J-NET with respect to the J-NET Index(es); and (ii) J-NET shall respond in a timely fashion to any reasonable requests for information by Licensee regarding the J-NET Index(es).

(c) J-NET or its agent shall calculate and disseminate the J-NET Index(es) at least once each day via the J-NET website in accordance with its current procedures, which procedures may be modified by J-NET.

(d) J-NET shall promptly correct or instruct its agent to correct any mathematical errors made in J-NET's computations of the J-NET Index(es) which are brought to J-NET's attention by Licensee or others, provided that nothing in this Section 5 shall give Licensee the right to exercise any judgment or require any changes with respect to J-NET's method of composing, calculating or determining the J-NET Index(es); and, provided further, that nothing herein shall be deemed to modify the provisions of Section 9 of this Agreement.

6.       Informational Materials Review.
         ------------------------------

         Licensee shall use its best efforts to protect the goodwill and reputation of J-NET and of the J-NET Marks in connection with its use of such Marks under this Agreement. Licensee shall submit to J-NET for its review and approval all informational materials pertaining to and to be used in connection with the Product(s), including, where applicable, all prospectuses, registration statements, web sites, investor letters, advertisements, brochures and promotional and any other similar informational materials (including documents required to be filed with governmental or regulatory agencies) that in any way use or refer to J-NET, the J-NET Index(es), or the J-NET Marks (the "Informational Materials"). Informational Materials shall be addressed to J-NET, c/o Joseph A. LaCorte, at the address specified in Subsection 12(d). J-NET's approval shall be required with respect to the use of and description of J-NET, J-NET Marks and the J-NET Index(es) and shall not be unreasonably withheld or delayed by J-NET. Specifically, J-NET shall notify Licensee, by facsimile transmission in accordance with Subsection 12(d) hereof, of its approval or disapproval of any Informational Materials within ten (10) days (excluding Saturday, Sunday and New York Stock Exchange Holidays) following receipt thereof from Licensee. Any disapproval shall state J-NET's reasons therefore. Any failure by J-NET to respond within such ten (10) day period shall be deemed to constitute a waiver by J-NET of its right to review such Informational Materials by J-NET. Once Informational Materials have been approved by J-NET, subsequent Informational Materials which do not alter the use or description of J-NET, J-NET Marks or the J-NET Index(es) need not be submitted for review and approval by J-NET.

7.       Protection of Value of License.
         ------------------------------

(a) During the term of this Agreement, J-NET shall use reasonable commercial efforts to register in the U.S., and maintain in full force and effect any and all federal service mark registrations for the J-NET Marks so long as the subject J-NET Index(es) to which the J-NET Mark(s) refer are compiled and published.

(b) J-NET shall at J-NET's own expense and sole discretion exercise Janet's common law and statutory rights against infringement of the J-NET Marks, copyrights and other proprietary rights.

(c) J-NET shall have the exclusive right (but, subject to Section 7(a) and Section 7(b), shall not be obligated) to take action with respect to any infringement of the J-NET Marks, at J-NET's sole expense, including, without limitation, the right, in its own name and that of Licensee, to commence and prosecute any suit or other proceeding against any such infringer or join Licensee as a party thereto. Any recovery obtained in such proceeding shall belong to J-NET. Licensee shall cooperate with J-NET in any such proceeding, and in connection therewith (and without limitation), Licensee shall provide such evidence and give such testimony as may reasonably be requested by J-NET. J-NET will reimburse Licensee for any reasonable out-of-pocket expenses that Licensee incurs in connection with such cooperation. Any such cooperation by Licensee shall not be a waiver of nor shall it require any violation or compromise of its attorney/client privilege, work product privilege, any other privilege or right to confidential treatment of any information or materials.

(d) Licensee shall cooperate with J-NET in the maintenance of such rights and registrations and shall take such actions and execute such instruments as J-NET may from time to time reasonably request, and shall use the following notice when referring to the J-NET Index(es) or the J-NET Marks in any Informational
Material:

   "J-NET Global Indexes, LLCSM", "Janney Water IndexSM", "Janney Water Tech IndexSM", "Janney Water Works IndexSM", are service marks of J-NET Global Indexes, LLC and have been licensed for use by [Licensee and/or Product(s)]. The [Product(s)] is/are not sponsored, endorsed, sold or promoted by J-NET Global Indexes, LLC and J-NET Global Indexes, LLC makes no representation regarding the advisability of investing in the [Product(s)].

or such similar language as may be approved in advance by J-NET.

8.       Proprietary Rights.
         ------------------

(a) Licensee acknowledges that the J-NET Index(es) is selected, coordinated, arranged and prepared by J-NET through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by J-NET. Licensee also acknowledges that the J-NET Index(es) and the J-NET Marks are the exclusive property of J-NET, that J-NET has and retains all proprietary rights therein (including, but not limited to, trademarks, service marks, patents and copyrights), that the J-NET Index(es) and its compilation and composition and changes therein are in the control and discretion of J-NET and that J-NET retains the right at any time upon reasonable written notice, to modify the methodology used to calculate the J-NET Index(es).

(b) J-NET reserves all rights with respect to the J-NET Index(es) and the J-NET Marks except those expressly licensed to Licensee hereunder.

(c) Licensee recognizes the great value of the goodwill associated with the J-NET Marks and acknowledges that the J-NET Marks and any registrations therefore are valid and subsisting and all rights therein and the goodwill pertaining thereto belong exclusively to J-NET.

(d) J-NET reserves all rights with respect to the J-NET Index(es) and the J-NET Marks except those expressly licensed to Licensee hereunder.

(e) Each party shall treat as confidential and shall not disclose or transmit to any third party any documentation or other written materials that are marked as "Confidential and Proprietary" by the providing party ("Confidential Information"). Confidential Information shall not include (i) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not subject to a confidentiality agreement with regard to such information) or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, either party may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is
(a) approved in writing by the other party for disclosure or (b) required by law, regulatory agency or court order to be disclosed by a party, provided, if permitted by law, that prior written notice of such required disclosure is given to the other party and provided further that the providing party shall cooperate with the other party to limit the extent of such disclosure. The provisions of this Subsection 8(e) shall survive any termination of this Agreement for a period of five (5) years from disclosure by either party to the other of the last item of such Confidential Information.

9.       Warranties; Disclaimers.
         -----------------------

(a) J-NET represents and warrants that J-NET has the right to grant the rights granted to Licensee herein.

(b) J-NET further warrants and represents to Licensee that the J-NET Marks and the J-NET Index(es) are the exclusive property of J-NET, that J-NET has and retains all proprietary rights therein (including, but not limited to trademarks, service marks, patents and copyrights), that the J-NET Index(es) and its compilation and composition and changes therein are in the control and discretion of J-NET, and that the J-NET Index(es) and J-NET Marks, and license thereof, do not infringe the rights of any third party.

(c) Licensee agrees expressly to be bound itself by and furthermore to include all of the following disclaimers and limitations in each prospectus, offering memorandum or other such offering document relating to the Product(s):

         "The Product(s) is not sponsored, endorsed, sold or promoted by J-NET Global Indexes, LLC ("J-NET"). J-NET makes no representation or warranty, express or implied, to the owners of the Product(s) or any member of the public regarding the advisability of investing in securities generally or in the Product(s) particularly or the ability of the J-NET Index(es) to track the performance of the global water industry. J-NET's only relationship to the Licensee is the licensing of certain service marks and trade names of J-NET and of the J-NET Index(es) that is determined, composed and calculated by J-NET without regard to the Licensee or the Product(s). J-NET has no obligation to take the needs of the Licensee or the owners of the Product(s) into consideration in determining, composing or calculating the J-NET Index(es). J-NET is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Product(s) to be issued or in the determination or calculation of the equation by which the Product(s) is to be converted into cash. J-NET has no obligation or liability in connection with the administration, marketing or trading of the Product(s).

         "J-NET DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE J-NET INDEX(ES) OR ANY DATA INCLUDED THEREIN AND J-NET SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. J-NET MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, OWNERS OF THE PRODUCT(S), OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE J-NET INDEX(ES) OR ANY DATA INCLUDED THEREIN. J-NET MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE J-NET INDEX(ES) OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL J-NET HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES."

The [Product] is not sponsored, endorsed, sold or promoted by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") or its third party licensors. Neither S&P nor its third party licensors make any representation or warranty, express or implied, to the owners of the [Product] or any member of the public regarding the advisability of investing in securities generally or in the [Product] particularly or the ability of the [Index] to track general stock market performance. S&P's and its third party licensors' only relationship to J-NET Global Indexes, LLC is the licensing of certain trademarks, service marks and trade names of S&P and/or its third party licensors and for the providing of calculation and maintenance services related to the [Index]. Neither S&P nor its third party licensors are responsible for or have participated in the determination of the prices and amount of the [Product] or the timing of the issuance or sale of the [Product] or in the determination or calculation of the equation by which the [Product] is to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the [Product].

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE [INDEX] OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO ITS TRADEMARKS, THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

Standard & Poor's(R) and S&P(R) are registered trademarks of The McGraw-Hill Companies, Inc.; "Calculated by S&P Custom Indices" and its related stylized mark are service marks of The McGraw-Hill Companies, Inc. These marks have been licensed for use by J-NET Global Indexes, LLC."

         Any changes in the foregoing disclaimers and limitations must be approved in advance in writing by an authorized officer of J-NET. Licensee will also include such notices as are set forth in Exhibit A regarding the use of any marks that J-NET has been licensed to use.

(d) Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

(e) Each party hereto represents that this Agreement has been duly executed by an authorized signatory of such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms; that at all times during the term of this Agreement, such party shall have the power and authority to perform all of its obligations under this Agreement; and that the execution, delivery and performance of this Agreement will not violate any agreement or instrument to which such party is a party.

(f) Licensee represents and warrants to J-NET that the Product(s) shall at all times comply with the descriptions in Exhibit B and shall not violate any of the restrictions set forth therein.

(g) Licensee represents and warrants to J-NET that the Product(s) shall not violate any applicable law, including but not limited to banking, commodities and securities laws.

(h) Neither party shall have any liability for lost profits or indirect, punitive, special, or consequential damages arising out of this Agreement, even if notified of the possibility of such damages. Without diminishing the disclaimers and limitations set forth in Subsection 9(b), in no event shall the cumulative liability of J-NET to Licensee exceed the average annual License Fees actually paid to J-NET hereunder.

(i) The provisions of this Section 9 shall survive any termination of this Agreement.

10.      Indemnification.
         ---------------

(a) Licensee shall indemnify and hold harmless J-NET, its Affiliates (as hereinafter defined) and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of any claim, action, or proceeding that arises out of or relates to (a) this Agreement, except insofar as it relates to a breach by J-NET of its representations or warranties or covenants hereunder, or (b) the Product(s); provided, however, that J-NET notifies Licensee promptly of any such claim, action or proceeding. J-NET shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of Licensee without waiving the indemnity hereunder. Licensee, in the defense of any such claim, action or proceeding, except with the written consent of J-NET, shall not consent to entry of any judgment or enter into any settlement which either (i) does not include, as an unconditional term, the grant by the claimant to J-NET of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of J-NET. This provision shall survive the termination or expiration of this Agreement.

(b) J-NET shall indemnify and hold harmless Licensee, its Affiliates (as hereinafter defined) and their officers, directors, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of any claim, action, or proceeding that arises out of or relates to any breach by J-NET of its representations or warranties or covenants under this Agreement; provided, however, that (a) Licensee notifies J-NET promptly of any such claim, action or proceeding; (b) Licensee grants J-NET control of its defense and/or settlement; and (c) Licensee cooperates with J-NET in the defense thereof. Licensee shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of J-NET without waiving the indemnity hereunder. J-NET, in the defense of any such claim, action or proceeding, except with the written consent of Licensee, shall not consent to entry of any judgment or enter into any settlement which either (i) does not include, as an unconditional term, the grant by the claimant to Licensee of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of Licensee. This provision shall survive the termination or expiration of this Agreement.

11.      Suspension of Performance.
         -------------------------

         Neither J-NET nor Licensee shall bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of terrorism, act of the public enemy or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slow down), severe or adverse weather conditions, communications line failure, or other similar cause beyond the reasonable control of the party so affected.

12.      Other Matters.
         -------------

(a) This Agreement is solely and exclusively between the parties hereto and shall not be assigned or transferred by either party, without the prior written consent of the other party, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void; provided, however, that any Affiliate (as defined in Subsection 12(g)) of Licensee may use the J-NET Index(es) as a component of the Product(s) and use and refer to the J-NET Marks in connection with the marketing and promotion of the Product(s), provided that such Affiliate shall be subject to all terms and conditions of this Agreement.

(b) This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous Agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

(c) No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

(d) Except as set forth in Section 6 hereof with respect to Informational Materials, all notices and other communications under this Agreement shall be
(i) in writing, (ii) delivered by hand, by registered or certified mail, return receipt requested, or by facsimile transmission, to the address or facsimile number set forth below or such address or facsimile number as either party shall specify by a written notice to the other and (iii) deemed given upon receipt.

                  Notice to Licensor:       J-NET Global Indexes, LLC
                  ------------------
                                            267 Fifth Avenue, 6th Floor
                                            New York, New York  10016
                                            Attn:  Joseph A. LaCorte
                                            Tel. #:  (646) 467-7927
                                            Fax #:  (646) 467-7930

                  Notice to Licensee:       1 Parkview Plaza
                  ------------------
                                            P.O. Box 5555
                                            Oakbrook Terrace, IL 60181-5555
                                            Attn:  Steve Massoni

                  With copy to:             Van Kampen Investments Inc.
                                            522 Fifth Avenue
                                            New York, NY  10036
                                            Attn:  Office of the General Counsel

(e) This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of New York without regard to the conflicts of law provisions thereof. In the event that one or more provisions of this Agreement shall at any time be found to be invalid or otherwise rendered unenforceable, such provision or provisions shall be severable from this Agreement, so that the validity or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(f) Each party agrees that in connection with any legal action or proceeding arising with respect to this Agreement, they will bring such action or proceeding only in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York in and for the First Judicial Department and each party agrees to submit to the jurisdiction of such court and venue in such court and to waive any claim that such court is an inconvenient forum.

(g) In the event that (i) a controlling interest in Licensee is acquired directly or indirectly by a party that is not an Affiliate (as hereinafter defined) of such Licensee prior to such transaction, (ii) Licensee merges into, consolidates with, or otherwise is acquired by, directly or indirectly, a party that is not an Affiliate of it; or (iii) Licensee is sold or substantially all of its assets are sold directly or indirectly to a party that is not an Affiliate of it (each, a "Change in Control"), Licensee shall so inform J-NET setting forth the details of such Change in Control promptly upon such Change in Control. J-NET may at its option, after receipt of such notice, terminate this Agreement upon written notice to Licensee, at any time within thirty (30) days of receipt of the above notice. For the purposes of this Subsection 12(g), the term "control" (including the terms "controlling," "controlled by," and "under common control with"), means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a party, whether through the ownership of voting securities, by contract, or otherwise, and the term "Affiliate" is an entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such party.

(h) Nothing contained in this Agreement shall create or be deemed to create any agency, fiduciary, partnership or joint venture relation between or among the Licensee or J-NET. No party hereto shall have the power to obligate or bind the other party in any manner whatsoever.

(i) The failure of a party hereto to enforce, or the delay by a party hereto to enforce, any of its rights under this Agreement shall not be deemed a continuing waiver or a modification by such party of any of its rights under this Agreement and any party may, within the time provided by the applicable law, commence appropriate proceedings to enforce any or all of its rights under this Agreement and any prior failure to enforce or delay in enforcement shall not constitute a defense.

(j) J-NET may not refer to any Product, Licensee or any Licensee Affiliate in any kind of communications, whether oral, written or electronic, or otherwise, and whether in a piece published by J-NET or in response to questions of the media or others, without Licensee's prior written consent, except that J-NET may state that J-NET licenses the J-NET Index(es) and J-NET Marks to Licensee.

(k) This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

VAN KAMPEN FUNDS INC.                           J-NET GLOBAL INDEXES, LLC

By:                                        By:
   -----------------------------------        ----------------------------------


--------------------------------------    --------------------------------------
             (Print Name)                               (Print Name)


--------------------------------------    --------------------------------------
            (Print Title)                              (Print Title)



                                    EXHIBIT A

                             LIST OF J-NET INDEX(ES)

Janney Water Index(es)SM                                               Ticker
------------------------                                               ------
Janney Water IndexSM                                                   JWI
Janney Water Tech IndexSM                                              JWT
Janney Water WorksSM                                                   JWW



                                    EXHIBIT B

                             PRODUCT(S) DESCRIPTION

The term "Product" shall mean an individual unit investment trust (i.e., each trust series) created or sold by Licensee or an Affiliate of Licensee that initially invests all or a portion of its assets in securities (i.e., multi-strategy Products) which replicate the components of one or more J-NET Index(es), are selected from the components of one or more of the J-NET Index(es) and/or otherwise will make use of the J-NET Index(es) or the J-NET Marks.



                                    EXHIBIT C

                                  LICENSE FEES

Licensee shall pay J-NET License Fees computed as follows:

The quarterly License Fees for each Product shall be equal to three basis points (0.03%) of the average daily net asset value of each Product during each calendar quarter during such Product's term (the "License Fee"). The average daily net asset value of all multi-strategy Products will be multiplied by the Index Ratio prior to inclusion in the License Fee calculation. The term "Index Ratio" means the portion of the initial portfolio securities in a Product selected with reference to one or more of the J-NET Index(es) as a percentage of all assets in such Product at the time of the creation of such Product. If the total License Fee paid to Licensor under this Agreement with respect to all Products in any calendar year does not equal at least $25,000 (the "Minimum Annual Fee"), any shortfall shall be paid to J-NET by Licensee within a reasonable time following the end of such calendar year, provided, however, (a) no Minimum Annual Fee shall be paid in any calendar year in which no Products were in existence during such year and (b) the Minimum Annual Fee shall be prorated in the year of the Commencement Date and in the year that this Agreement terminates to reflect the actual number of days in which this Agreement was in effect during each such year.

License Fees shall be paid to J-NET within thirty (30) days after the close of each calendar quarter in which they are incurred; each such payment shall be accompanied by a statement setting forth the basis for its calculation.

The parties agree that the terms upon which License Fees are calculated pursuant to this Exhibit C shall be considered "Confidential Information" for purposes of Subsection 8(e) of this Agreement.